EXHIBIT 11

                    THE BANK OF NEW YORK COMPANY, INC.
                 Computation of Earnings Per Common Share
                  (In millions, except per share amounts)

                                             For the Three      For the Six
                                              Months Ended      Months Ended
                                               June 30,          June 30,
                                             1995     1994     1995     1994
                                             ----     ----     ----     ----

Weighted Average Number of Shares             190      188      189      188

Shares Assumed to be Issued on Conversion:
   Warrants                                     5        -        3        -
                                            -----    -----    -----    -----

Weighted Average Number of Shares
 of Common Stock for Primary Computation      195      188      192      188

Shares Assumed to be Issued on Conversion:
   Debentures                                  10       12       11       12
   Warrants                                     1        -        3        -
   Cumulative Preferred Stock                   1        2        1        2
                                            -----    -----    -----    -----
Weighted Average Number of Shares of
 Common Stock Assuming Full Dilution          207      202      207      202
                                            =====    =====    =====    =====


Net Income                                  $ 226    $ 176    $ 438    $ 355

Dividend Requirements on Preferred Stock        3        3        5        8
                                            -----    -----    -----    -----
Net Income Available
 to Common Shareholders                       223      173      433      347

Interest on Convertible
 Debentures, Net of Tax                         2        3        4        5

Dividends on Convertible Preferred Stock        -        -        -        1
                                            -----    -----    -----    -----
Net Income Available to Common
 Shareholders, Assuming Full Dilution       $ 225    $ 176    $ 437    $ 353
                                            =====    =====    =====    =====
Earnings Per Share:
  Primary                                   $1.14    $0.92    $2.26    $1.85

  Fully Diluted                              1.09     0.87     2.11     1.74